Exhibit 99.1

Vycor Medical Reports Third Quarter 2015 Results

BOCA RATON, FL (November 13, 2015) – Vycor Medical, Inc. (Vycor) (OTCQB: VYCO), a provider of innovative and superior surgical and therapeutic solutions, reported financial results for the third quarter and first nine months ended September 30, 2015.

Operational Highlights

NovaVision

●	Novavision’s VRT has hitherto been, in effect, a prototype with a delivery and service model too costly to be affordable and scalable. NovaVision’s development strategy has been to reduce the cost of therapy delivery and make it more efficient and therefore scalable, migrating therapy delivery from provided-hardware to Internet-delivered onto patients' computers; and to broaden patient benefits by adding its new NeuroEyeCoach compensation therapy to complement the VRT restoration therapy in a suite.

●	Since the launch of the company’s new Internet-delivered therapy suite in the U.S. in late June, NovaVision has achieved a reduced in price to patients by 65%, from $2,500 for a six-month course of VRT alone to $900 for VRT and NeuroEyeCoach together. Given the price reduction, the company anticipated an initial decrease in revenues as volumes ramp up due to the new affordable and scalable therapy suite. In fact, new U.S. patient starts increased by 100% in the third quarter versus the second quarter while revenues decreased by only 15% in the U.S. in the third quarter versus the second quarter.

●	In August, NovaVision launched a new website, www.novavision.com, as the core of a lead-driven inbound and outbound marketing strategy. Since the launch, US lead volume has increased more than 20% month-over-month with the Company achieving an approximate 15% conversion of leads into patients.

●	NovaVision has four key marketing strategy channels, and initiated with the direct-to-patient strategy. Campaigns for the other three key channels – stroke groups and associations, physicians and stroke rehabilitation centers and clinics – have commenced during the fourth quarter.

●	NovaVision’s therapy suite and portal are in the final stages of preparation before their European launch in the current quarter, and has started marketing to and taking on patients from its offices in the UK and Germany.

ViewSite Brain Access System (VBAS)

●
A new study was published in the prestigious Japanese Journal of Neurosurgery in September, bringing the total number of studies published to six in 2015. The study emphasizes the usefulness of VBAS in combination with Karl Storz’s VITOM® telescope, an exoscope visualization device, for biopsy or removal of deep-seated tumors, including thalamic gliomas and malignant lymphomas.

●	VBAS has continued to gain traction through product approvals in 8 new U.S. hospitals during the quarter. VBAS is approved in 210 U.S. hospitals to-date.

Management Commentary

“The launch of NovaVision’s new Internet-delivered therapies in the U.S. has shown positive results,” said Peter Zachariou, CEO of Vycor Medical. “The direct-to-patient marketing, using the website as a key driver, is generating strong leads and new patient starts. It takes an average of 10 weeks from contact to signing up a patient so the benefit of the new model was not fully reflected in the third quarter. We expect all of our offices, including the UK and Germany, to be operating on the Internet-delivered model by the end of 2015.

“We are disappointed by Vycor’s performance during the quarter particularly against the backdrop of continued high-quality clinical data that has been published this year.  We believe clinical data is a key driver of surgeon and hospital adoption for VBAS, which in-turn drives revenues. Since August, we have seen demand return to more normalized levels. Vycor will commence marketing its two new smaller-sized VBAS models during the fourth quarter for which we anticipate strong surgeon interest.”

Third Quarter 2015 Financial Results

Revenue totaled $243,000 in the quarter, as compared to $334,000 in the same year-ago quarter. Vycor Medical revenue was $183,000 in the third quarter of 2015, a decrease of $60,000 over the same year-ago quarter. The decrease is due to weak sales in the U.S. in July and August, which recovered in September and the recovery has continued through October.

NovaVision revenue was $60,000 in the third quarter of 2015, a decrease of $31,000 from the same year-ago quarter. Following extensive development, NovaVision launched its new Internet-delivered therapy suite in the U.S. at the end of June 2015, comprising its VRT restoration therapy and NeuroEyeCoach compensation therapy. This therapy suite is at a greatly reduced price to patients, making it affordable, and is highly scalable. New patient starts in the U.S. for the third quarter increased by 27% over the same period in 2014; however, the lower price and policy to recognize revenues over six months resulted in a decrease in revenue of $21,000. The growth in new lead generation and patient pipeline since the launch of the new therapy suite is also encouraging. Revenues in Europe were largely impacted by foreign exchange differences; on a local currency basis revenues decreased by $3,000.

Non-GAAP operating expenses in the third quarter of 2015 were $591,000, as compared to $606,000 in the same period of 2014.

Non-GAAP net operating loss in the third quarter of 2015 was $374,000, as compared to $320,000 in the same period of 2014.

Non-GAAP net loss in the third quarter of 2015 was $386,000, as compared to $345,000 in the same period of 2014.

The non-GAAP operating loss before depreciation and amortization (or “Cash Burn”) in the third quarter of 2015 was $341,000, as compared to $284,000 in the same period of 2014.

First Nine Months of 2015 Financial Results

Revenue totaled $0.9 million in the first nine months of 2015, as compared to $1.0 million in the same year-ago period. Vycor Medical revenue in the first nine months of 2015 was $663,000, a decrease of $48,000 over the same year-ago period. This reflected weak sales in particular in the U.S. in July and August, which recovered in September and this recovery has continued through October.

NovaVision revenues in the first nine months of 2015 were $194,000, a decrease of $86,000. NovaVision revenues for the first half of the year were impacted by the delayed launch of the new Internet-delivered therapy suite. However, new patient starts in the U.S. increased by 100% in the third quarter over the second quarter of 2015. For the first nine months of 2015, new patient starts in the U.S. increased by 6% over the same year-ago period. Foreign exchange differences in Europe accounted for $22,000 of the revenue decrease.

Non-GAAP operating expenses in the first nine months of 2015 totaled $1.9 million, unchanged from $1.9 million in the same period of 2014.

Non-GAAP net operating loss in the first nine months of 2015 was $1.2 million, as compared to $1.1 million in the same period of 2014.

Non-GAAP net loss in the first nine months of 2015 was $1.2 million, unchanged from $1.2 million in the same period of 2014.

Non-GAAP operating loss before depreciation and amortization (or “Cash Burn”) in the first nine months of 2015 was $1.1 million, as compared to $946,000 in the same period of 2014.

Cash and cash equivalents were $0.6 million at September 30, 2015 and shareholders’ equity was $1.5 million.

VYCOR MEDICAL, INC.
Segment Information
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenue
Vycor Medical	$182,889	$243,841	$662,996	$710,743
NovaVision	59,974	90,498	194,437	280,258

Total Revenue	$242,863	$334,339	$857,433	$991,001

Gross Profit
Vycor Medical	$167,187	$207,827	$579,980	$618,952
NovaVision	49,421	79,172	165,523	246,069

Total Gross Profit	$216,608	$286,999	$745,503	$865,021

Reconciliation of Non-GAAP Information and Pro Forma Balance Sheet

Non-GAAP Reconciliation

Management uses certain non-GAAP financial measures (including non-GAAP operating expenses and non-GAAP net loss and loss per share), which exclude non-cash amortization of acquired intangible assets, non-cash stock-based compensation, one-time Offering costs and the change in value of derivative warrant liability. Management does not consider these costs in evaluating the continuing operations of the Company. Therefore, management calculates the non-GAAP financial measures provided in this earnings release excluding these costs and uses these non-GAAP financial measures to enable it to analyze further, and more consistently, the period-to-period financial performance of its core business operations. Management believes that providing investors with these non-GAAP measures gives them additional important information to enable them to assess, in the same way management assesses, the Company’s current and future continuing operations. There are limitations in using these non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial measures. Investors and potential investors should consider non-GAAP financial measures only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP. Set forth below are reconciliations of the non-GAAP financial measures to the comparable GAAP financial measures.

On a GAAP basis the Company reported Operating Expenses for the third quarter of 2015 of $725,779, a net operating loss of $509,171 and a net loss of $506,790. For the first nine months the Company reported Operating Expenses of $2,321,104, a net operating loss of $1,575,602 and a net loss of $1,651,239.

Vycor’s GAAP operating costs for the three months ended September 30, 2015 include non-cash amortization of acquired intangible assets ($58,617) and non-cash stock compensation charges ($76,146). Vycor’s other expense was a gain on foreign currency exchange ($14,315).  Vycor’s GAAP operating costs for the nine months ended September 30, 2015 include non-cash amortization of acquired intangible assets ($175,851) and non-cash stock compensation charges ($214,607). Vycor’s other expenses included a change in derivative liability (19,792) and a loss on foreign currency exchange ($59,813).

The Company is providing additional non-GAAP financial measures that exclude these charges and expenses, and reconciliation of GAAP to non-GAAP results is provided in the tables included in this release.

On a non-GAAP basis, taking into account these adjustments, Operating Expenses for the three months ended September 30, 2015 were $591,016, non-GAAP net operating loss was $374,408, and non-GAAP net loss was $386,343. Operating Expenses for the nine months ended September 30, 2015 were $1,930,347, non-GAAP net operating loss was $1,185,144, and non-GAAP net loss was $1,220,760.

About Vycor Medical, Inc.

Vycor Medical (OTCQB: VYCO) is dedicated to providing the medical community with innovative and superior surgical and therapeutic solutions. The company has a portfolio of FDA cleared medical solutions that are changing and improving lives every day. The company operates two business units: Vycor Medical and NovaVision, both of which adopt a minimally or non-invasive approach.

For the latest information on the company, including media and other coverage, and to learn more, please go online at www.vycormedical.com, www.vycorvbas.com or www.novavision.com.

Safe Harbor Statement

Information in this document constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words "forecast", "anticipate", "estimate", "project", "intend", "expect", "should", "believe", and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve, and are subject to known and unknown risks, uncertainties and other factors which could cause Vycor Medical's actual results, performance (financial or operating) or achievements to differ from the future results, performance (financial or operating) or achievements expressed or implied by such forward-looking statements. The risks, uncertainties and other factors are more fully discussed in Vycor Medical’s filings with the U.S. Securities and Exchange Commission. All forward-looking statements attributable to Vycor Medical herein are expressly qualified in their entirety by the above-mentioned cautionary statement. Vycor Medical disclaims any obligation to update forward-looking statements contained in this estimate, except as may be required by law.

VYCOR MEDICAL, INC.
Consolidated Statements of Comprehensive Loss
(unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2015	2014	2015	2014

Revenue	$242,863	$334,339	$857,432	$991,001

Cost of Goods Sold	26,255	47,340	111,930	125,980

Gross Profit	216,608	286,999	745,502	865,021

Operating expenses:
Research and development	29,346	6,933	68,244	59,684
Depreciation and Amortization	91,778	93,860	261,134	286,955
General and administrative	604,655	623,993	1,991,726	2,652,393

Total Operating expenses	725,779	724,786	2,321,104	2,999,032

Operating loss	(509,171)	(437,787)	(1,575,602)	(2,134,011)

Other Income (Expense)
Interest expense – Related Party	-	(13,706)	-	(80,093)
Interest expense - Other	(11,934)	(11,169)	(35,616)	(38,844)
Gain (loss) on foreign currency exchange	14,315	(62,273)	(59,813)	(68,390)
Change in fair value derivative liability	-	8,332	19,792	(261,661)
Loss on extinguishment of debt	-	(682,039)	-	(682,039)
Loss on extension of warrants	-	(146,488)	-	(146,488)
Total Other expense	2,381	(907,343)	(75,637)	(1,277,515)

Loss before Provision for Income Taxes	$(506,790)	$(1,345,130)	$(1,651,239)	$(3,411,526)

Provision for Income Taxes

Net Loss	$(506,790)	$(1,345,130)	$(1,651,239)	$(3,411,526)

Preferred Dividends	(85,331)	-	(167,777)	-

Net Loss available to common shareholders	$(592,121)	$(1,345,130)	$(1,819,016)	$(3,411,526)

Comprehensive Loss
Foreign Currency Translation Adjustment	16,356	67,268	(64,222)	73,695
Net Comprehensive Loss	$(575,765)	$(1,277,862)	$(1,883,238)	$(3,337,831)
Loss Per Share
Basic and diluted	$(0.05)	$(0.12)	$(0.17)	$(0.33)

Weighted Average Number of Shares Outstanding	10,849,903	10,735,884	10,821,019	10,106,903

VYCOR MEDICAL, INC.
Non-GAAP Reconciliation of Operating Loss and Net Loss

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014

GAAP Operating Expenses	$725,779	$724,786	$2,321,104	$2,999,032

Non-cash amortization of acquired intangible assets	(58,617)	(58,617)	(175,851)	(175,851)
Non-cash stock-based compensation	(76,146)	(59,323)	(214,607)	(319,050)
Offering Costs	-	-	-	(581,702)

Total Non-GAAP Operating Expense Adjustments	(134,763)	(117,940)	(390,458)	(1,076,603)

Non-GAAP Operating Expenses	$591,016	$606,846	$1,930,646	$1,922,429

GAAP Operating Loss	$(509,171)	$(437,787)	$(1,575,602)	$(2,134,011)

Non-GAAP Operating Expense Adjustments, as above	134,763	117,940	390,458	1,076,603

Non-GAAP Operating Loss	$(374,408)	$(319,847)	$(1,185,144)	$(1,057,408)

GAAP Net Loss	$(506,790)	$(1,345,130)	$(1,651,239)	$(3,411,526)

Non-GAAP Operating Expense Adjustments, as above	134,763	117,940	390,459	1,076,603
Change in value of derivative liability	-	(8,332)	(19,792)	261,661
Gain (loss) on foreign currency exchange	(14,315)	62,272	59,813	68,390
Loss on extinguishment of debt	-	682,039	-	682,039
Loss on extension of warrants	-	146,488	-	146,488

Non-GAAP Net Loss	$(386,342)	$(344,723)	$(1,220,759)	$(1,176,345)

Non-GAAP Loss Per Share
Basic and diluted	$(0.04)	$(0.03)	$(0.11)	$(0.12)

Weighted Average Number of Shares Outstanding	10,849,903	10,735,884	10,821,019	10,106,903

Non-GAAP Operating Loss Before Depreciation And Amortization	$(341,247)	$(284,603)	$(1,099,861)	$(946,303)

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vyco@liolios.com